424(d)

                       SUPPLEMENT DATED FEBRUARY 27, 1998

                                       TO

               PROXY STATEMENT/PROSPECTUS DATED FEBRUARY 12, 1998


         The following is the transcript of the message available beginning February 23, 1998 to persons who call the toll-free number referenced in the Proxy Statement/Prospectus dated February 12, 1998 contained in the Registration Statement on Form S-4 filed by Qwest Communications International Inc. with the Securities and Exchange Commission on February 12, 1998:

You have reached Qwest. The following recording will provide you with information regarding Qwest's proposed acquisition of Phoenix Network. The terms used in this recording are defined in the Proxy Statement/Prospectus dated February 12, 1998 and filed by Qwest with the Securities and Exchange Commission with the Registration Statement on Form S-4. The dollar amounts give effect to the 2-for-1 stock split of Qwest Common Stock effective on February 24.

If the merger were consummated on Friday, February 27, the Average Market Price of Qwest Common Stock would be 35.41 dollars and the Effective Time Adjusted Average Market Price would be 33.75 dollars. Assuming the Acquisition Value to be 26.8 million dollars, the Stock Consideration would be approximately 0.0219 shares of Qwest Common Stock per share of Phoenix Common Stock and each share of Phoenix Common Stock would receive Qwest Common Stock having a market value of approximately 77.5 cents. Assuming the Acquisition Value to be 28.5 million dollars, the Stock Consideration would be approximately 0.0233 shares of Qwest Common Stock per share of Phoenix Common Stock and each share of Phoenix Common Stock would receive Qwest Common Stock having a market value of approximately
82.4 cents.

This recording is not a recommendation to approve Qwest's acquisition of Phoenix Network, an offer to sell Qwest Common Stock or a solicitation of an offer to purchase Qwest Common Stock. That offer is made only by the Proxy Statement/Prospectus, which you should review for more information. Additional copies of the Proxy Statement/Prospectus may be obtained by calling the Secretary of Phoenix Network at (303) 215-5500.

         The following is the transcript of the message available beginning March 2, 1998 to persons who call the toll-free number referenced in the Proxy Statement/Prospectus dated February 12, 1998 contained in the Registration Statement on Form S-4 filed by Qwest Communications International Inc. with the Securities and Exchange Commission on February 12, 1998:

You have reached Qwest. The following recording will provide you with information regarding Qwest's proposed acquisition of Phoenix Network. The terms used in this recording are defined in the Proxy Statement/Prospectus dated February 12, 1998 and filed by Qwest with the Securities and Exchange Commission with the Registration Statement on Form S-4.

If the merger were consummated on Friday, March 6, the Average Market Price of Qwest Common Stock would be thirty-five dollars ($35.00) and the Effective Time Adjusted Average Market Price would be thirty-three dollars and seventy-five cents ($33.75). Assuming the Acquisition Value to be twenty-six point eight million dollars, the Stock Consideration would be approximately 0.0219 shares of Qwest Common Stock per share of Phoenix Common Stock and each share of Phoenix Common Stock would receive Qwest Common Stock having a market value of approximately seventy-six point six cents. Assuming the Acquisition Value to be twenty-eight point five million dollars, the Stock Consideration would be approximately 0.0233 shares of Qwest Common Stock per share of Phoenix Common Stock and each share of Phoenix Common Stock would receive Qwest Common Stock having a market value of approximately eighty-one point five cents.

This recording is not a recommendation to approve Qwest's acquisition of Phoenix Network, an offer to sell Qwest Common Stock or a solicitation of an offer to purchase Qwest Common Stock. That offer is made only by the Proxy Statement/Prospectus, which you should review for more information. Additional copies of the Proxy Statement/Prospectus may be obtained by calling the Secretary of Phoenix Network at (303) 215-5500.

         The following is the transcript of the message available beginning March 6, 1998 to persons who call the toll-free number referenced in the Proxy Statement/Prospectus dated February 12, 1998 contained in the Registration Statement on Form S-4 filed by Qwest Communications International Inc. with the Securities and Exchange Commission on February 12, 1998:

You have reached Qwest. The following recording will provide you with information regarding Qwest's proposed acquisition of Phoenix Network. The terms used in this recording are defined in the Proxy Statement/Prospectus dated February 12, 1998 and filed by Qwest with the Securities and Exchange Commission with the Registration Statement on Form S-4.

If the merger were consummated on Friday, March 13, the Average Market Price of Qwest Common Stock would be thirty-five dollars and three cent ($35.03) and the Effective Time Adjusted Average Market Price would be thirty-three dollars and seventy-five cents ($33.75). Assuming the Acquisition Value to be twenty-six point eight million dollars, the Stock Consideration would be approximately
0.0219 shares of Qwest Common Stock per share of Phoenix Common Stock and each share of Phoenix Common Stock would receive Qwest Common Stock having a market value of approximately seventy-six point seven cents. Assuming the Acquisition Value to be twenty-eight point five million dollars, the Stock Consideration would be approximately 0.0233 shares of Qwest Common Stock per share of Phoenix Common Stock and each share of Phoenix Common Stock would receive Qwest Common Stock having a market value of approximately eighty-one point five cents.

This recording is not a recommendation to approve Qwest's acquisition of Phoenix Network, an offer to sell Qwest Common Stock or a solicitation of an offer to purchase Qwest Common Stock. That offer is made only by the Proxy Statement/Prospectus, which you should review for more information. Additional copies of the Proxy Statement/Prospectus may be obtained by calling the Secretary of Phoenix Network at (303) 215-5500.

         The following is the transcript of the message available beginning March 16, 1998 to persons who call the toll-free number referenced in the Proxy Statement/Prospectus dated February 12, 1998 contained in the Registration Statement on Form S-4 filed by Qwest Communications International Inc. with the Securities and Exchange Commission on February 12, 1998:

You have reached Qwest. The following recording will provide you with information regarding Qwest's proposed acquisition of Phoenix Network. The terms used in this recording are defined in the Proxy Statement/Prospectus dated February 12, 1998 and filed by Qwest with the Securities and Exchange Commission with the Registration Statement on Form S-4.

If the merger were consummated on Friday, March 20, the Average Market Price of Qwest Common Stock would be thirty-six dollars and fifty-three cents ($36.53) and the Effective Time Adjusted Average Market Price would be thirty-four dollars and eighty-nine cents ($34.89). Assuming the Acquisition Value to be twenty-six point eight million dollars, the Stock Consideration would be approximately 0.0218 shares of Qwest Common Stock per share of Phoenix Common Stock and each share of Phoenix Common Stock would receive Qwest Common Stock having a market value of approximately seventy-nine point sixty-three cents. Assuming the Acquisition Value to be twenty-eight point five million dollars, the Stock Consideration would be approximately 0.0232 shares of Qwest Common Stock per share of Phoenix Common Stock and each share of Phoenix Common Stock would receive Qwest Common Stock having a market value of approximately eighty-four point sixty-eight cents.

This recording is not a recommendation to approve Qwest's acquisition of Phoenix Network, an offer to sell Qwest Common Stock or a solicitation of an offer to purchase Qwest Common Stock. That offer is made only by the Proxy Statement/Prospectus, which you should review for more information. Additional copies of the Proxy Statement/Prospectus may be obtained by calling the Secretary of Phoenix Network at (303) 215-5500.

         The following is the transcript of the message available beginning March 25, 1998 to persons who call the toll-free number referenced in the Proxy Statement/Prospectus dated February 12, 1998 contained in the Registration Statement on Form S-4 filed by Qwest Communications International Inc. with the Securities and Exchange Commission on February 12, 1998:

You have reached Qwest. The following recording will provide you with information regarding Qwest's proposed acquisition of Phoenix Network. The terms used in this recording are defined in the Proxy Statement/Prospectus dated February 12, 1998 and filed by Qwest with the Securities and Exchange Commission with the Registration Statement on Form S-4.

If the merger were consummated on Monday, March 30 (which is the date of the Phoenix Annual Meeting), the Average Market Price of Qwest Common Stock would be thirty-eight dollars and nine cents ($38.09) and the Effective Time Adjusted Average Market Price would be thirty-four dollars and sixty-seven cents ($34.67). Assuming the Acquisition Value to be twenty-six point eight million dollars, the Stock Consideration would be approximately 0.0213 shares of Qwest Common Stock per share of Phoenix Common Stock and each share of Phoenix Common Stock would receive Qwest Common Stock having a market value of approximately eighty-one point sixteen cents. Assuming the Acquisition Value to be twenty-eight point five million dollars, the Stock Consideration would be approximately 0.0227 shares of Qwest Common Stock per share of Phoenix Common Stock and each share of Phoenix Common Stock would receive Qwest Common Stock having a market value of approximately eighty-six point thirty-one cents.

This recording is not a recommendation to approve Qwest's acquisition of Phoenix Network, an offer to sell Qwest Common Stock or a solicitation of an offer to purchase Qwest Common Stock. That offer is made only by the Proxy Statement/Prospectus, which you should review for more information. Additional copies of the Proxy Statement/Prospectus may be obtained by calling the Secretary of Phoenix Network at (303) 215-5500.